EXHIBIT 14

The Davey Tree Expert Company
Code of Ethics for Financial Matters

The Davey Tree Expert Company maintains a Code of Ethics that sets forth the fundamental principles and key standards requiring all personnel to conduct Davey's business affairs according to the highest standards of corporate and personal ethics.

This Code of Ethics for Financial Matters supplements the Davey Code of Ethics and is intended to ensure compliance with legal requirements, specifically the Sarbanes-Oxley Act of 2002 and related rules and regulations.

This Code of Ethics for Financial Matters applies to the Chief Executive Officer, the Chief Financial Officer, the Chief Accounting Officer, or Controller or persons performing similar or related functions, and persons engaged in any financial matters with or for the Company. All such individuals will be held accountable for adhering to this Code, and will:

1.	Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships.
2.	Provide business-related information that is accurate, complete, objective, relevant, timely and understandable.
3.	Comply with applicable rules and regulations of federal, state, provincial, and local governments, and other appropriate private and public regulatory agencies.
4.	Act responsibly and in good faith with due care, competence and diligence; without misrepresenting material facts or allowing one's independent judgment to be subordinated.
5.

Respect the confidentiality of information acquired in the course of one's work except when authorized or otherwise legally obligated to disclose. Confidential information acquired in the course of one's work will not be used for personal advantage.

6.	Share knowledge and maintain skills important and relevant to the needs of internal and external business partners.
7.	Actively promote ethical behavior as a responsible partner among peers, in the work environment and the community.
8.	Ensure responsible use of and control over all assets and resources employed or entrusted.
9.

Report known or suspected violations of this Code to the Chief Executive Officer or the Chairman of the Audit Committee of the Board of Directors, whichever person is deemed most appropriate by the individual making such report.